Exhibit 35.1
  ALLY FINANCIAL INC.
200 Renaissance Center
Detroit, Michigan 48265

As of December 31, 2015

Deutsche Bank Trust Company Americas	BNY Mellon Trust of Delaware
As Indenture Trustee	As Owner Trustee
Attn: Michelle H.Y. Voon	Attn: Kristine Gullo
100 Plaza One 6th Floor	301 Bellevue Parkway 3rd Floor
Jersey City, NY 07311	Wilmington, DE 19809

Copy To:

The Bank of New York Mellon Trust Company, N.A.	Capital Auto Receivables LLC
Attn: Robert Castle	Ally Financial Inc.
2 North LaSalle Street, Suite 1020	200 Renaissance Center
Chicago, IL 60602	10th Floor, MC 482-B10-A68
Detroit, MI

Re:	Capital Auto Receivables Asset Trust 2015-3
Annual Statement as to Compliance

Ladies and Gentlemen:

Reference is made to Section 4.01 of the Trust Sale and Servicing Agreement, dated as of August 19, 2015 among Ally Financial Inc., as Servicer, Custodian and Seller, and Capital Auto Receivables LLC, as Depositor, and Capital Auto Receivables Asset Trust 2015-3, as Issuing Entity (the "Trust Sale and Servicing Agreement').

The undersigned does hereby certify that:

a.
A review of the activities of the Servicer during the period of August 19, 2015 through December 31, 2015, and of its performance under the Pooling and Servicing Agreement, dated  August 19, 2015 between Ally Financial Inc., as Seller and Servicer, and Capital Auto Receivables LLC, as Depositor (the "Pooling and Servicing Agreement") and the Trust Sale and Servicing Agreement has been under his supervision, and

b.
To the best of his knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement and the Trust Sale and Servicing Agreement throughout such period.

Very truly yours,

/s/ David J. DeBrunner
David J. DeBrunner
Vice President, Controller and Chief Accounting Officer
Ally Financial Inc.